UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

March 15, 2005

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

Commission File No. 1-11775

TIMCO AVIATION SERVICES, INC.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	65-0665658
(State Or Other Jurisdiction Of	(IRS Employer
Incorporation Or Organization)	Identification No.)

623 Radar Road
Greensboro, North Carolina 27410
(Address Of Principal Executive Offices)

(336) 668-4410 (x8010)

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 3.02. Unregistered Sales of Equity Securities.

On March 15, 2005, the Company closed on its tender offer and consent solicitation (the “Offer and Consent Solicitation”) to the holders of its 8% senior subordinated convertible PIK notes due 2006 (“Senior Notes”) and its 8% junior subordinated convertible PIK notes due 2007 (“Junior Notes”, and collectively with the Senior Notes, the “Notes”) to receive a 15% premium for agreeing to an early conversion of their Notes into shares of the Company’s authorized but unissued Common Stock (“Common Stock”). In the tender offer, the Company received tenders and related consents from the holders of 47.0% of its Senior Notes and 75.2% of its Junior Notes.

At the closing, the Company issued the following shares of its authorized but unissued common stock:

•	145.9 million shares to the holders of its Senior Notes who tendered in the offer (including 19.0 million premium shares);

•	8.1 million shares to the holders of its Junior Notes who tendered in the offer (including 1.0 million premium shares; and

•	70.9 million shares to LJH Ltd. upon the partial exercise of the LJH Warrant.

Following the closing of the offer, the Company has 256.6 million shares outstanding and Lacy J. Harber (who beneficially owns LJH Ltd.), the Company’s principal stockholder, holds approximately 57.0% of the outstanding Common Stock.

The Offer and Consent Solicitation was made solely to its existing Noteholders in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended, and exemptions under state securities laws, and was not registered with the SEC. The issuance of shares of Common Stock to LJH Ltd. in connection with its partial exercise of the LJH Warrant was made in a private offering in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933.

After consummation of the offer, $61.4 million of the Senior Notes and $0.9 million of the Junior Notes remain outstanding. All such notes will convert at their maturity into 145.7 million shares of the Company’s authorized but unissued common stock. Further, upon the conversion of the remaining Senior Notes and Junior Notes into common stock, LJH, Ltd. will receive an additional 62.4 million shares of common stock upon the final exercise of the LJH Warrant. At such time, the Company will have 464.7 million shares outstanding and Mr. Harber will hold approximately 45% of the outstanding common stock.

Additionally, at the closing, the Company, certain subsidiaries of the Company and HSBC Bank USA, National Association (as successor to HSBC Bank USA) (the “Trustee”) entered into a supplemental indenture (the “Supplemental Indenture”) to the indenture, dated as of September 20, 2002 (the “Indenture”), among the Company, certain subsidiaries of the Company and the

Trustee, under which the Junior Notes were issued. The Supplemental Indenture was entered into in connection with the Offer and Consent Solicitation. The Supplemental Indenture amends the Indenture by eliminating substantially all of the restrictive covenants. The description above is qualified in its entirety by the Supplemental Indenture, a copy of which is filed as exhibit 4.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

4.1	Supplemental Indenture dated as of March 15, 2005 by and among TIMCO Aviation Services, Inc. (the “Company”), certain subsidiaries of the Company, and HSBC Bank USA, National Association, formerly HSBC Bank USA, as Trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TIMCO Aviation Services, Inc.

	By:	/s/ Roy T. Rimmer, Jr.

Chairman and Chief Executive Officer

Dated: March 21, 2005

Index to Exhibits

Exhibit Number	Description of Exhibit

4.1	Supplemental Indenture dated as of March 15, 2005 by and among TIMCO Aviation Services, Inc. (the “Company”), certain subsidiaries of the Company, and HSBC Bank USA, National Association, formerly HSBC Bank USA, as Trustee.

5